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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

CYAN INVESTMENTS LLC
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

501 N.W. Grand Boulevard
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                                    (Street)

Oklahoma City                         OK                 73118
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Pacer Technology (PTCH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

35-2198875
________________________________________________________________________________
4.   Statement for Month/Day/Year

4/17/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |x|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |_|  Form Filed by One Reporting Person
     |x|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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
Common Stock                4/17/03                   P               5,000(1)    A      $5.75                   D
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Common Stock                4/17/03                   P               5,000(2)    A      $5.75                   I         By LLC
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Common Stock                4/17/03                   P               5,000(3)    A      $5.75                   I         By LLC
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
(1)  The reported  securities are owned by CYAN Investments LLC, which is managed by Ellis T. Gravette,  Jr. and G. Jeffrey Records,
     Jr.  CYAN Investments LLC, Ellis T. Gravette, Jr. and G. Jeffrey Records,  Jr. are members of a "group" for purposes of Section
     13(d) of the Exchange Act.
(2)  Ellis T. Gravette,  Jr. is a manager of the LLC that owns the reported securities.  Mr. Gravette disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(3)  G. Jeffrey Records, Jr. is a manager of the LLC that owns the reported  securities.  Mr. Records disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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

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
Explanation of Responses:


By:  Ellis T. Gravette, Jr., Manager
     THEODORE M. ELAM, Attorney-in-fact                         4/17/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION


Name:                               Ellis T. Gravette, Jr.

Address:                            2636 Caminito Tom Morris
                                    LaJolla, CA  92037

Designated Filer:                   Pacer Technology (PTCH)

Date of Event Requiring Statement:  04/17/03

                                         THEODORE M. ELAM
Signature:                          By:  Theodore M. Elam, Attorney-in-fact

                             JOINT FILER INFORMATION


Name:                               G. Jeffrey Records, Jr.

Address:                            501 N.W. Grand Boulevard
                                    Oklahoma City, OK  73118

Designated Filer:                   CYAN Investments LLC

Issuer & Ticker Symbol:             Pacer Technology (PTCH)

Date of Event Requiring Statement:  4/17/03

                                         THEODORE M. ELAM
Signature:                          By:  Theodore M. Elam, Attorney-in-fact